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                                                                     EXHIBIT (d)

                        DIASTI FAMILY LIMITED PARTNERSHIP


                                 639 ISBELL ROAD
                               RENO, NEVADA 89509





                                February 26, 2003




Board of Directors
Coast Dental Services, Inc.
2502 North Rocky Point Drive
Suite 1000
Tampa, Florida 33607

         Re:      Tender Offer by Coast Dental Services, Inc.

Dear Members of the Board:

         On behalf of Diasti Family Limited Partnership (the "DFLP"), myself and my brother Adam (the "Continuing Shareholders"), this will confirm that the Continuing Shareholders do not intend to tender any of its shares of Coast Dental Services, Inc. (the "Company") to the Company in the tender offer, intends to vote all of its Shares in favor of a second-step transaction, and does not have any present intention to change the Company's fundamental business, to sell or otherwise dispose of the Company or all or a material part of it's business, or to merge, liquidate or otherwise wind up its business.



                                Very truly yours,

                                /S/  Terek Diasti

                                Terek Diasti